Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Media Contact Robert C. Ferris D +1 215 255 7981 rob.ferris@axalta.com www.axalta.com	Investor Contact Christopher Mecray D +1 215 255 7970 christopher.mecray@axalta.com www.axalta.com

AXALTA INITIATES REVIEW OF STRATEGIC ALTERNATIVES
PHILADELPHIA, PA June 19, 2019 - Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that its Board of Directors has initiated a comprehensive review of strategic alternatives to maximize shareholder value. The Board has formed a Strategic Review Committee, which will be chaired by the Independent Presiding Director of Axalta’s Board, Mark Garrett, and will also include Axalta Chief Executive Officer Robert Bryant and Axalta Independent Director Samuel Smolik.
“Axalta’s Board is committed to maximizing value for all shareholders and has initiated a comprehensive review of strategic alternatives, including a potential sale of the Company, changes in capital allocation, and ongoing execution of our strategic plan,” said Mr. Garrett. “Axalta’s management team and Board have a strong track record of pursuing M&A opportunities, along with other initiatives and alternatives, to maximize shareholder value.”
“Axalta continues to execute on its long-term strategy, delivering significant cost savings to bolster our industry-leading margins, re-deploying free cash flow to drive accretive organic and inorganic growth initiatives, and returning more than $380 million to shareholders over the last two years,” added Mr. Bryant. “Given Axalta’s progress in recent years and its leading position as a global coatings company - with 90% of 2018 sales derived from end markets where we have either the #1 or #2 global position - we believe that now is the right time to review a full range of options in an effort to maximize value for all shareholders.”
No assurances can be given regarding the outcome or timing of the review process. Axalta does not intend to make any further public comment regarding the review until it has been completed or the Company determines that disclosure is required or beneficial.
The Board has engaged Evercore and Barclays as financial advisors and Morrison & Foerster LLP as legal advisor to assist in its review.
About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From refinish applications to light vehicles, commercial vehicles and to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit Axalta.com and follow us @ Axalta on Twitter and on LinkedIn.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries, including statements regarding our Board’s review of strategic alternatives. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially, and there can be no assurance regarding the potential outcome or timing of the Board’s strategic review process. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

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